                                                                      Exhibit 12

                        PXRE GROUP LTD. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO
              FIXED CHARGES AND RATIO OF CONSOLIDATED EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

                                                               Year Ended December 31,
                                      ----------------------------------------------------------------------
($000's except ratios)                   2002       2001            2000             1999            1998
                                      --------    ---------       ----------      ---------       ----------
Net income                            $ 64,545    $ (17,967)      $ (10,800)      $ (42,139)      $    2,679
Income taxes                            17,829       (4,532)        (12,006)        (13,149)          (1,661)
                                      --------    ---------       ---------       ---------       ----------
Income before income taxes            $ 82,374    $ (22,499)      $ (22,806)      $ (55,288)      $    1,018

Fixed charges:
Interest expense                      $ 11,585    $  13,301       $  13,653       $  12,705       $   10,323
Appropriated portion
  (1/3) of rentals                       1,205          873             953             718              490
                                      --------    ---------       ---------       ---------       ----------
Total fixed charges                   $ 12,790    $  14,174       $  14,606       $  13,423       $   10,813

Earnings (loss) before
  income taxes and
  fixed charges                       $ 95,164    $  (8,325)      $  (8,200)      $ (41,865)      $   11,831
                                      --------    ---------       ---------       ---------       ----------
Preferred dividend
  requirements                        $  9,077    $       -       $       -       $       -       $        -
                                      --------    ---------       ---------       ---------       ----------

Ratio of pre-tax income
  to net income                           1.28         1.25            2.11            1.31             0.38

Preferred dividend factor             $ 11,584    $       -       $       -       $       -       $        -
Total fixed charges                     12,790       14,174          14,606          13,423           10,813
                                      --------    ---------       ---------       ---------       ----------
Total fixed charges
  and preferred dividends             $ 24,374    $  14,174       $  14,606       $  13,423       $   10,813
                                      --------    ---------       ---------       ---------       ----------

Ratio of earnings to fixed charges        7.44        (0.59)          (0.56)          (3.12)            1.09
Ratio of earnings to combined
  fixed charges and preferred
   dividends                              3.90        (0.59)          (0.56)          (3.12)            1.09

Deficiency in ratio                                  22,499          22,806          55,288
                                                  ---------       ---------       ---------
Deficiency in combined ratio                         22,499          22,806          55,288
                                                  ---------       ---------       ---------